Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Amended Registration Statement (Form SB-2) for the registration of 26,881,720 shares of its common stock and to the incorporation by reference therein of our report originally dated September 27, 2004 with respect to the financial statements of American Pallet Leasing, Inc. from inception through August 31, 2004 included in its original filing of Form SB-2 filed with the Securities and Exchange Commission. Our report has been updated as of July 15, 2005 with respect to the financial statements of American Pallet Leasing, Inc. from inception through August 31, 2004 included in this amended filing of Form SB-2.


                      /s/ Langley, Williams & Co., L. L. C.

Lake Charles, Louisiana
August 5, 2005